As filed with the Securities and Exchange Commission on April 16, 2021

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Strongbridge Biopharma plc

(Exact name of registrant as specified in its charter)

Ireland	98-1275166
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

900 Northbrook Drive
Suite 200
Trevose, Pennsylvania 19053

(Address of Principal Executive Offices)

Strongbridge Biopharma plc 2015 Equity Compensation Plan

Strongbridge Biopharma plc Non-Employee Director Equity Compensation Plan

(Full title of the plan)

Stephen Long, Chief Legal Officer
900 Northbrook Drive
Suite 200
Trevose, Pennsylvania 19053
Tel:  (610) 254-9200

Copy to:

Wendy Grasso
Reed Smith LLP
599 Lexington Avenue
New York, New York 10022
Tel: (212) 521-5400; Fax: (212) 521-5450

(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.01 per share, reserved for issuance under the Strongbridge Biopharma plc 2015 Equity Compensation Plan	2,689,750	(2)	$2.49	(3)	$6,697,478	$730.69

Ordinary shares, par value $0.01 per share, reserved for issuance under the Strongbridge Biopharma plc Non-Employee Director Equity Compensation Plan	336,218	(4)	$2.49	(3)	$837,183	$91.34

TOTAL					$7,534,661	$822.03

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of ordinary shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the 2015 Equity Compensation Plan (the “2015 Plan”) and the Non-Employee Director Equity Compensation Plan (the “Non-Employee Director Plan”).

(2)	Represents ordinary shares that were automatically added to the 2015 Plan on January 1, 2021, pursuant to an “evergreen” provision contained in the 2015 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2015 Plan automatically increases on January 1 of each year, through January 1, 2025, by an amount equal to four percent (4.0%) of the outstanding ordinary shares of the Company on the last day of the immediately preceding fiscal year.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for the Company’s ordinary shares as reported on The Nasdaq Global Select Market on April 13, 2021, in accordance with Rule 457(c) of the Securities Act.

(4)	Represents ordinary shares that were automatically added to the Non-Employee Director Plan on January 1, 2021, pursuant to an “evergreen” provision contained in the Non-Employee Director Plan. Pursuant to such provision, the number of shares reserved for issuance under the Non-Employee Director Plan automatically increases on January 1 of each year, continuing through January 1, 2025, by an amount equal to one half of a percent (0.5%) of the outstanding ordinary shares of the Company on the last day of the immediately preceding fiscal year.

EXPLANATORY NOTE

Strongbridge Biopharma plc (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering (i) an additional 2,689,750 ordinary shares issuable to eligible persons under the Registrant’s 2015 Plan, which ordinary shares are in addition to the 3,363,414 ordinary shares registered on the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2017 (File No. 333-215532) (the “2017 Form S-8”), the 1,605,992 ordinary shares registered on the Registrant’s registration statement on Form S-8 filed with the SEC on February 1, 2018 (File No. 333-222818) (the “2018 Form S-8”), the 2,164,882 ordinary shares registered on the Registrant’s registration statement on Form S-8 filed with the SEC on April 18, 2019 (File No. 333-230931) (the “2019 Form S-8”) and the 2,168,234 ordinary shares registered on the Registrant’s registration statement on Form S-8 filed with the SEC on March 5, 2020 (File No. 333-236911) (the “2020 Form S-8”), and (ii) an additional 336,218 ordinary shares issuable to eligible persons under the Registrant’s Non-Employee Director Plan, which ordinary shares are in addition to the 628,155 ordinary shares registered on the 2017 Form S-8, the 200,749 ordinary shares registered on the 2018 Form S-8, the 270,610 ordinary shares registered on the 2019 Form S-8, and the 271,029 ordinary shares registered on the 2020 Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the SEC either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act (by incorporation by reference or otherwise). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required under Section 10(a) of the Securities Act.

This document does not constitute a prospectus within the meaning of section 1348 of the Companies Act 2014 of Ireland (the “Irish Companies Act”). No offer of securities of the Registrant to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of section 1348 of the Irish Companies Act) in general, or in particular pursuant to the EU Prospectus Regulation (2017/1129). This document has not been approved or reviewed by or registered with the Central Bank of Ireland.  This document does not constitute investment advice or the provision of investment services within the meaning of the European Union (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375 of 2017) (as amended) of Ireland or otherwise. The Registrant is not an authorized investment firm within the meaning of the European Union (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375 of 2017) (as amended) of Ireland, and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021;

2.	the Registrant’s Definitive Proxy Statement filed with the SEC on April 14, 2021;

3.	the Registrant’s Current Reports on Form 8-K filed with the SEC on February 16, 2021, March 2, 2021, and March 26, 2021; and

4.	the description of Registrant’s Ordinary Shares contained in Registrant’s Registration Statement on Form 8-A (File No. 001-37569), filed with the SEC on September 25, 2015 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Strongbridge Biopharma plc, or the Registrant, is a public limited company incorporated under the laws of Ireland. Irish law permits indemnification for the benefit of a company’s directors and executive officers. However this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of an “officer” (within the meaning of Irish law, which includes the directors and the company secretary) where judgment is given in favor of the officer (within the meaning of Irish law) in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the officer (within the meaning of Irish law) acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its officers (within the meaning of Irish law) over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and the officer (within the meaning of Irish law).

The Registrant’s Articles of Association, or the Articles, also contain indemnification and expense advancement provisions for current or former executives who are not officers (within the meaning of Irish law) or the Registrant’s secretary.

The Registrant’s directors may, on a case-by-case basis, decide at their discretion that it is in the best interests of the Registrant to indemnify an individual officer (within the meaning of Irish law) from any liability arising from his or her position as a director of the Registrant. However, this discretion must be exercised bona fide in the Registrant’s best interests as a whole. Any such indemnity will be limited in the manner described in the foregoing paragraphs.

Under the Articles and the Irish Companies Act, the Registrant is permitted to take out directors’ and officers’ liability insurance, as well as other types of insurance, for the Registrant’s directors, officers, employees and agents.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Articles. These agreements, among other things, provide that the Registrant will to the extent permitted under the Articles and the Irish Companies Act indemnify and provide expense advancement for the Registrant’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the request of the Registrant. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification. The indemnification provisions in the Articles may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and other officers, even though an action, if successful, might benefit the Registrant and its shareholders. A shareholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and other officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of the Registrant’s directors or other officers as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or other officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Arthur Cox, Irish counsel of Strongbridge Biopharma plc

23.1	Consent of Ernst & Young LLP

23.2	Consent of Arthur Cox, Irish counsel of Strongbridge Biopharma plc (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1	Strongbridge Biopharma plc 2015 Equity Compensation Plan (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K (File No. 001-37569) filed on February 27, 2019)

99.2	Strongbridge Biopharma plc Non-Employee Director Equity Compensation Plan (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K (File No. 001-37569) filed on February 27, 2019)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Pennsylvania, on April 16, 2021.

STRONGBRIDGE BIOPHARMA PLC

By:	/s/ Richard S. Kollender
	Name:	Richard S. Kollender
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Richard Kollender and Stephen Long, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ John H. Johnson	Chief Executive Officer, Director (principal executive officer)	April 16, 2021
John H. Johnson

/s/ Richard S. Kollender	Chief Financial Officer (principal financial officer)	April 16, 2021
Richard S. Kollender

/s/ Steven McElwaine	Executive Director, Corporate Controller	April 16, 2021
Steven McElwaine

/s/ David N. Gill	Director	April 16, 2021
David N. Gill

/s/ Garheng Kong	Chairman, Director	April 16, 2021
Garheng Kong

/s/ Jeffrey W. Sherman	Director	April 16, 2021
Jeffrey W. Sherman

/s/ Mårten Steen	Director	April 16, 2021
Mårten Steen

/s/ Hilde H. Steineger	Director	April 16, 2021
Hilde H. Steineger